Exhibit 5.1

August 7, 2026

Orrick, Herrington & Sutcliffe LLP
222 Berkeley St Suite 2000
Boston, MA 02116
Ionetix Corporation	+1-617-880-1800
3130 Sovereign Drive	orrick.com
Lansing, MI 48911

Ladies and Gentlemen:

We have acted as counsel to Ionetix Corporation, a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), covering the registration of the resale of an aggregate of 114,575,962 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), held by certain selling stockholders of the Company named in the Registration Statement, as follows:

(i)	the resale of 10,962,268 shares of Common Stock issued in a private placement offering on April 9, 2026 and June 1, 2026 (the “PIPE Shares”);

(ii)	the resale of 277,696 shares of Common Stock issued to Eli Lilly and Company (“Lilly”) pursuant to the termination agreement entered into by and among the Company, Legacy Ionetix (as defined below), Lilly and the other parties party thereto, effective as of immediately before the effective time of the Merger (as defined below) (such shares, the “Additional Shares”);

(iii)	the resale of 89,905,177 shares of Common Stock privately issued to certain selling stockholders on April 9, 2026 (such shares, the “Merger Shares”) in exchange for the capital stock of the Company in connection with the closing of the merger (the “Merger”) between the Company and Ionetix Radioisotopes, Inc., a privately held Delaware corporation (“Legacy Ionetix”);

(iv)	the resale of 750,575 shares of Common Stock issued upon exercise of warrants and stock options following the closing of the Merger (the “Option Shares”);

(v)	the resale of 4,400,000 shares of Common Stock held by the stockholders of JDEV Acquisition Corp., the Company’s predecessor, prior to the Merger (the “JDEV Stockholder Shares” and, together with the PIPE Shares, the Additional Shares, the Merger Shares and the Option Shares, the “Shares”);

(vi)	the resale of 876,983 shares (the “Placement Agent Warrant Shares”) of Common Stock issuable upon the exercise of certain outstanding warrants that were issued by the Company on April 9, 2026 and June 1, 2026 (the “Placement Agent Warrants”); and

(vii)	the resale of 7,403,263 shares of Common Stock issuable upon the exercise of certain outstanding warrants that were assumed by the Company in connection with the Merger (the “Merger Warrant Shares”) in exchange for outstanding warrants for shares of common and preferred stock of Legacy Ionetix (the “Merger Warrants” and, together with the Placement Agent Warrants, the “Warrants”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company’s certificate of incorporation and bylaws, each as currently in effect, and the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

(i)	The Shares have been duly authorized and are validly issued, fully paid and nonassessable.

(ii)	The Warrant Shares, when issued and paid for upon exercise of the Placement Agent Warrants and the Merger Warrants, as applicable, in accordance with the terms of the Placement Agent Warrants and the Merger Warrants, as applicable, will be validly issued, fully paid and nonassessable.

Our opinion herein is limited to the General Corporation Law of the State of Delaware.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the Rules and Regulations of the Commission promulgated thereunder, nor do we thereby admit that we are “experts” within the meaning of such term as used in the Securities Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP